EXHIBIT 5.1

[Goodwin Procter LLP Letterhead]

August 1, 2016

Cedar Realty Trust, Inc.

44 South Bayles Avenue,

Port Washington, New York 11050

Re: Securities Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion letter is furnished to you in our capacity as counsel for Cedar Realty Trust, Inc., a Maryland corporation (the “Company”) in connection with the Registration Statement on Form S-3 (File No. 333-203667) (as amended or supplemented, the “Registration Statement”) filed by the Company on April 27, 2015 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the prospectus supplement dated July 26, 2016 (the “Prospectus Supplement”) filed by the Company with the Commission on July 26, 2016 pursuant to Rule 424 under the Securities Act relating to the offering of 5,750,000 shares (the “Shares”) of the Company’s common stock, par value $0.06 per share (the “Common Stock”), including 750,000 shares of Common Stock pursuant the Underwriter’s (as defined below) exercise in full of its option to purchase additional shares. The Shares are to be issued pursuant to (i) the Prospectus Supplement, (ii) an Underwriting Agreement, dated July 26, 2016 (the “Underwriting Agreement”), by and among the Company, Cedar Realty Trust Partnership, Merrill Lynch, Pierce, Fenner & Smith Incorporated as underwriter and forward seller (the “Underwriter”) and Bank of America, N.A., as forward purchaser (the “Forward Counterparty”), and (iii) the letter agreements, dated July 26, 2016 and July 27, 2016 (the “Forward Sale Agreements” and, together with the Underwriting Agreement, the “Agreements”), by and between the Company and the Forward Counterparty.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Maryland General Corporation Law (which includes reported judicial decisions interpreting the Maryland General Corporation Law).

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Agreements, will be validly issued, fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Sincerely,

/s/ GOODWIN PROCTER LLP

GOODWIN PROCTER LLP